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        KAMAN CORP. ACQUIRES LATIN PERCUSSION, INC.

BLOOMFIELD, Connecticut (October 21, 2002) - Kaman Corporation
(NASDAQ:KAMNA) announced today that it has acquired Latin
Percussion, Inc. (LP), a privately held company based in Garfield, N.J. LP's revenues for 2002 are projected to be about
$20 million.

LP will operate as a separate subsidiary within Kaman's music distribution segment. Terms of the purchase are not being disclosed.

Latin Percussion was founded in 1964 by Martin Cohen and is a leading global distributor of a wide range of Latin percussion instruments. Its main product line is conga drums marketed under the brand names LP, LP Aspire and Matador. LP currently operates out of two facilities in Garfield, and employs about 75 people.

Paul R. Kuhn, president and chief executive officer of Kaman Corp., said, "Martin Cohen and his management team have built LP into one of the most respected percussion companies in the world, and we are very pleased to welcome him and his company into Kaman. The LP product lines will be an excellent complement to Kaman's existing line of percussion instruments, which include such well-known brand names as Toca, Gretsch, Sabian, Vic Firth, and Gibraltar."

Martin Cohen said,"This affiliation enables LP to reach a new level of growth through Kaman's superior world-wide distribution network. With Kaman behind us, we will be able to pursue product development and line expansions that would otherwise have taken years to achieve."

Kaman Music is the nation's largest independent distributor of musical instruments and accessories. The company offers a selection of more than 10,000 products for musicians of all skill levels. In addition to its percussion lines, Kaman's music products include the company's own proprietary Ovation and Hamer guitars, the Takamine guitar line, and an extensive offering of other musical instruments and accessories.

Kaman Corporation conducts business in the aerospace, industrial distribution and music distribution markets.

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Contact:
Russell H. Jones, Vice President & Treasurer
(860) 243-6307
rhj-corp@kaman.com







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